UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2018

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08246	71-0205415
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

10000 Energy Drive

Spring, Texas 77389

 (Address of principal executive office) (Zip Code)

(832) 796-1000
(Registrants’ telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2018, the Compensation Committee of the Board of Directors of Southwestern Energy Company (the “Company”) granted, subject to the approval of the Board, long-term incentives under the Company’s 2013 Incentive Plan, as amended (the “Plan”), to its principal executive officer, principal financial officer at the time and other named executive officers (as listed in the Company’s proxy statement for its 2017 annual meeting).  On February 27, 2018, the Company’s Board approved these grants.

The grants were comprised of two types of awards, the principal features of which are:

Restricted Stock Units.  Each restricted stock unit that vests will entitle the holder to receive, at the Compensation Committee’s option, either one share of common stock of the Company or a cash amount equal to the closing price of the Company’s common stock on the vesting date.  25% of the restricted stock units vest on each of the first through the fourth anniversaries of the date of grant, provided the grantee is still an employee of the Company on the vesting date; however, all restricted stock units vest in the case of the grantee’s Retirement, death or Disability or on a Change in Control, as defined in the Plan.

Performance Units.  Each performance unit that vests will entitle the holder to receive a value of 0 to 2 shares of common stock of the Company depending on the Company’s performance regarding specified metrics over the years 2018-2020, payable at the Compensation Committee’s discretion either in shares of the Company’s common stock or a cash amount equal to the closing price of the Company’s common stock on the vesting date.  The vesting date is the third anniversary of the date of grant, provided the grantee is still an employee of the Company on the vesting date; however, a pro rata portion of performance units vest in the case of the grantee’s Retirement, death or Disability, as defined in the Plan, and on a Change in Control, as defined in the Plan, the award vests at the greater of target value and the projected value as if the performance period had been completed (without pro ration).  The determination of the value of each unit from 0 to 2 shares of common stock of the Company is based on the achievement of threshold, target or maximum goals on the following metrics over a three-year performance period, being the calendar years 2018 through 2020:

•

50% Relative Total Shareholder Return – the difference between (a) the average of the closing prices for the Company’s common stock on the last 20 trading days of 2020 plus all dividends paid on account of one share of the Company’s common stock and (b) the average of the closing prices for the last 20 trading days of 2017, as compared to the same calculation for a specified group of the Company’s peers

•

25% Absolute Total Shareholder Return – the difference between (a) the average of the closing prices for the Company’s common stock on the last 20 trading days of 2020 plus all dividends paid on account of one share of the Company’s common stock and (b) the average of the closing prices for the last 20 trading days of 2017

•

25% Cash Flow Per Debt-Adjusted Share – the quotient of (a) the average cash flow from operations adjusted for working capital for 2018-2020 divided by (b) the sum of (i) the average of the number of shares of common stock of the Company outstanding as of January 1, 2018 and December 31, 2020 plus (i) the ratio of the average of the gross debt of the Company (net of cash and cash equivalents) outstanding on those dates to the average number of shares of common stock of the Company outstanding on those dates.

For each portion, a threshold level must be achieved for any amount to be payable, performance at target level for all three metrics will result in a payout equal to one share per unit (or its value in cash), and there is a maximum level that, if all three metrics perform at maximum, entitles the holder to two shares (or their value in cash) per unit.  The Relative Total Shareholder Return portion will not be deemed to exceed the target level if the Absolute Total Shareholder Return is negative, and if the Relative Total Shareholder Return portion is less than target, the Absolute Total Shareholder Return portion will not be deemed to exceed target level performance.

John C. Ale, Senior Vice President, General Counsel and Secretary, was granted 212,750 of each type of unit award; John E. “Jack” Bergeron, Jr., Senior Vice President, E&P Operations, was granted 103,370 of each type of unit award; Jennifer E. Stewart, Senior Vice President and Chief Financial Officer (Interim) as of the date of the grant, was granted 66,110 of each type of unit award; and William J. Way, President and Chief Executive Officer, was granted 775,240 of each type of unit award.  As previously announced, Ms. Stewart ceased to be Chief Financial Officer as of March 5, 2018.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 10.2	Form of Restricted Stock Unit Agreement Form of Performance Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: March 7, 2018	By:	/s/ John C. Ale

		Name:	John C. Ale
		Title:	Senior Vice President, General Counsel and Secretary